Exhibit 99

For information contact: F. Barry Bilson (410) 539-0000 www.leggmason.com

LEGG MASON ANNOUNCES SEPTEMBER QUARTER RESULTS

ASSETS UNDER MANAGEMENT REACH A RECORD $891 BILLION

Baltimore, Maryland - October 24, 2006 - Legg Mason, Inc. (NYSE: LM) today announced that its net income in the quarter ended September 30, 2006 rose 19% from the September 2005 quarter to $143.7 million. Diluted earnings per share were $1.00, up 1%, and include the effect of a 17% increase in weighted average shares outstanding. The Company's results were higher than in the prior year period primarily as a result of the Company's acquisitions of Citigroup's asset management business and the Permal Group in the 2006 third fiscal quarter.

The quarter results include:

  Total assets under management grew to a record $891.4 billion during the quarter, with $20.3 billion of the $36.7 billion increase due to market appreciation and $16.4 billion of the increase due to positive net client cash flows.
  Although all three asset classes - fixed income, equity and liquidity - ended the quarter with higher assets under management, the lower level of average equity assets during the quarter resulted in a 1% reduction in revenues to $1.0 billion primarily due to reduced revenues related to equity funds.
  Income from continuing operations was $143.7 million ($1.00 per diluted share) compared to $156.0 million ($1.08 per diluted share) in the June quarter.
  Cash income from continuing operations (see page 4) of $191.1 million ($1.32 per diluted share) was 6% lower than $202.6 million ($1.40 per diluted share) during the June quarter.
  Distribution and servicing expenses include approximately $12 million (or $0.04 per diluted share) of unanticipated distribution expenses payable by our acquired business to our principal third-party distributor that related to prior quarters and approximately $5 million of distribution expenses from those same arrangements that relate to the current quarter.
  Total compensation and benefits expense declined by over $11 million from the June quarter, primarily reflecting the elimination of certain expenses related to transitioning personnel as part of the integration of the acquired Citigroup business.
  The pre-tax profit margins from continuing operations were 23% and 24% for the September 2006 and June 2006 quarters, respectively. The pre-tax profit margin from continuing operations, as adjusted for distribution and servicing expenses (see page 4), was 32% in the September 2006 quarter and 33% in the June 2006 period.

LEGG MASON, INC.
News Release - October 24, 2006

Commenting on the results, Raymond A. "Chip" Mason, chairman and CEO, said:

"Our assets under management ended the quarter at a record $891.4 billion, which represents an increase of $36.7 billion, or 4%, over June's levels. Just over half ($20.3 billion) of the increase was attributable to market appreciation, with the remainder ($16.4 billion) coming from positive net client flows. We achieved increases in all three of our asset classes - fixed income, equity and liquidity - during the quarter.

"The integration of Citigroup Asset Management into Legg Mason/Western Asset remains on schedule. Most of the integration is expected to be completed by calendar year-end with some spillover into the March quarter.

"As you know, we have had weak equity performance from some of our key managers and that has affected revenues, assets under management, and profits.

"While we were certainly disappointed by the results for the September quarter, we are encouraged by the fact that we entered the December quarter with higher levels of assets under management and a better equity market environment."

Assets Under Management

Assets under management ended the quarter at a record $891.4 billion, up $36.7 billion, or 4%, from $854.7 billion in June. Market appreciation was responsible for $20.3 billion of the increase and positive net client cash flows contributed $16.4 billion.

Assets under management in all three of our asset classes - fixed income, equity and liquidity - increased during the quarter, with fixed income and liquidity being particularly strong, up 5% and 10%, respectively. Market appreciation drove a 1% increase in equity assets, which experienced net outflows of approximately $5 billion during the quarter. At quarter end, fixed income assets aggregated $440.8 billion (or 50% of our total AUM), while equity assets aggregated $315.6 billion (or 35%) and liquidity assets aggregated $135.0 billion (or 15%).

Also during the quarter, our Institutional division increased its assets under management by 4%, to $471.4 billion (or 53% of our total AUM), while our Managed Investments division's assets increased by 5%, to $355.7 billion (or 40%). Our Wealth Management division's assets were essentially unchanged, ending the quarter at $64.3 billion (or 7%). Our Institutional and Managed Investments divisions had positive net client cash flows during the quarter.

Assets managed for U.S.-domiciled clients increased by 5% during the quarter, to $636.3 billion (or 71% of our total AUM), while assets managed for non-U.S. domiciled clients increased by 3%, to $255.1 billion (or 29% of our total AUM).

LEGG MASON, INC.
News Release - October 24, 2006

Consolidated Results for the Second Quarter

Revenues and income from continuing operations increased significantly over the prior year's second quarter due principally to the transaction with Citigroup and the acquisition of Permal. Total operating revenues for the September 30, 2006 quarter were $1.0 billion, compared to $466.4 million in the prior year. Income from continuing operations before income tax provision and minority interests increased to $238.7 million from $147.7 million in September 2005; income from discontinued operations before income taxes was $47.9 million in the September 2005 quarter. Net income of $143.7 million ($1.00 per diluted share) rose 19% from $121.0 million ($0.99 per diluted share) the prior year. Weighted average shares outstanding rose 17% during the period compared to a year ago.

The Company's pre-tax profit margin from continuing operations was 23% versus 32% the prior year. The pre-tax profit margin from continuing operations, as adjusted (see page 4), was 32% compared to 38% in last year's comparable quarter. Cash income from continuing operations (see page 4) of $191.1 million was 82% higher than in the year ago quarter.

In comparison with the quarter ended June 30, 2006, revenues of $1.0 billion were down slightly despite the increase in assets under management at quarter end, primarily due to the lower level of average equity assets during the quarter, which resulted in reduced revenues. Performance fees during the period of $23.7 million were up $5.7 million from the June quarter.

Operating income totaled $235.0 million, compared with June results of $257.4 million. The Company's effective tax rate for the quarter was 39.8%, compared with 38.3% in the June quarter. Net income for the September quarter was $143.7 million, or $1.00 per diluted share, compared to $156.0 million, or $1.08 per diluted share in the June quarter.

Consolidated Results for the Fiscal Year to Date

Total revenues for the first six months of fiscal 2007 were $2.1 billion, up 129% from the previous year period primarily as a result of the transaction with Citigroup and the acquisition of the Permal Group. Income from continuing operations of $299.7 million represented an increase of 65% over last year, due also to the addition of the acquired businesses. Income from discontinued operations in the first six months of fiscal 2006 was $52.5 million ($0.43 per diluted share). Discontinued operations reflect the Company's private client and capital markets businesses, which were sold to Citigroup. Net income was $299.7 million, or $2.08 per diluted share, compared with $233.8 million, or $1.92 per diluted share. Weighted average shares increased 17% to 144.2 million from 122.8 million in the prior year period due primarily to the acquisitions.

The pre-tax profit margin for the first six months was 24% versus 32% the prior year. The pre-tax profit margin from continuing operations, as adjusted (see page 4), was 33% versus 38% last year. Cash income from continuing operations of $393.7 million was 92% higher than in the first six months of fiscal 2006.

LEGG MASON, INC.
News Release - October 24, 2006

Balance Sheet

At September 30, 2006, the Company's cash position was $1.0 billion, long-term debt was $1.2 billion and stockholders' equity $6.2 billion. The ratio of total debt to total capital (total equity plus total debt) was 17%.

Use of Supplemental Data as Non-GAAP Performance Measures

Cash Income from Continuing Operations

As supplemental information, Legg Mason is providing a "non-GAAP" performance measure for "cash income from continuing operations" that management uses as a benchmark in evaluating the operating performance of the Company and its subsidiaries. We define "cash income from continuing operations" as income from continuing operations, plus amortization and deferred taxes related to intangible assets and stock-based compensation costs. This measure is provided in addition to income from continuing operations, but is not a substitute for income from continuing operations and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Legg Mason considers cash income from continuing operations to be a useful representation of its operating performance because it represents Legg Mason's income from continuing operations adjusted for certain non-cash items.

In calculating cash income from continuing operations, we add the after tax impact of the amortization of intangible assets from acquisitions, such as management contracts, to income from continuing operations to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent the actual tax benefits that are not expected to be realized for GAAP purposes. Since these deferred tax assets are not realized under GAAP absent an impairment charge or the disposition of the related business, we add them to income from continuing operations in the calculation of cash income from continuing operations. Stock-based compensation is added back since it is a non-cash expense. Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income from continuing operations because these charges are related to assets that will ultimately require replacement. For the calculation of diluted cash income per share from continuing operations, the divisor is the number of total weighted average diluted shares outstanding used in the calculation of diluted earnings per share from continuing operations. A reconciliation of Income from continuing operations to Cash income from continuing operations is presented on page 10.

Pre-Tax Profit Margin from Continuing Operations Adjusted for Distribution and Servicing Expense

Legg Mason believes that pre-tax profit margin from continuing operations adjusted for distribution and servicing expense is an effective measure of the Company's margin and a useful disclosure to investors because it subtracts from revenues the distribution and servicing expenses that are paid to third party distributors as direct costs of selling the products. This measure is provided in addition to the Company's pre-tax profit margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins,

LEGG MASON, INC.
News Release - October 24, 2006

of other companies. A reconciliation of consolidated pre-tax profit margin from continuing operations, as adjusted, to pre-tax profit margin under GAAP, is presented on page 11.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 8:30 a.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-219-5885 (or 1-703-639-1124 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 981839, after completion of the call.

Legg Mason is a global asset management firm, structured as a holding company, with on-the-ground asset management capabilities around the world. As of September 30, 2006, its assets under management aggregated approximately $891 billion. The firm is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

####
LEGG MASON, INC. News Release - October 24, 2006 Page 6

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				September 2006 Compared to June 2006	September 2006 Compared to September 2005

	September 2006	June 2006	September 2005

Operating Revenues:
Investment advisory fees:
Separate accounts	$364,869	$364,601	$250,677	0.1%	45.6%
Funds	490,569	490,236	138,472	0.1	254.3
Distribution and service fees	169,836	179,582	72,817	(5.4)	133.2
Other	5,411	3,801	4,422	42.4	22.4

Total operating revenues	1,030,685	1,038,220	466,388	(0.7)	121.0

Operating Expenses:
Compensation and benefits	365,738	373,331	209,937	(2.0)	74.2
Transaction-related compensation	2,522	6,251	-	(59.7)	n/m

Total compensation and benefits	368,260	379,582	209,937	(3.0)	75.4
Distribution and servicing	294,267	280,551	72,728	4.9	304.6
Communications and technology	41,721	38,439	14,721	8.5	183.4
Occupancy	22,117	22,163	8,016	(0.2)	175.9
Amortization of intangible assets	17,328	17,031	5,844	1.7	196.5
Other	51,976	43,020	16,574	20.8	213.6

Total operating expenses	795,669	780,786	327,820	1.9	142.7

Operating Income	235,016	257,434	138,568	(8.7)	69.6

Other Income (Expense)
Interest income	16,047	12,871	12,384	24.7	29.6
Interest expense	(18,680)	(16,180)	(10,567)	15.5	76.8
Other	6,359	(1,142)	7,322	n/m	(13.2)

Total other income (expense)	3,726	(4,451)	9,139	n/m	(59.2)

Income from Continuing Operations before
Income Tax Provision and Minority Interests	238,742	252,983	147,707	(5.6)	61.6

Income tax provision	95,019	96,895	55,572	(1.9)	71.0

Income from Continuing Operations
before Minority Interests	143,723	156,088	92,135	(7.9)	56.0

Minority interests, net of tax	(47)	(53)	-	(11.3)	n/m

Income from Continuing Operations	143,676	156,035	92,135	(7.9)	55.9

Income from discontinued operations,
net of tax	-	-	28,901	n/m	n/m

Net Income	$143,676	$156,035	$121,036	(7.9)	18.7

n/m - not meaningful
[continued on next page]

LEGG MASON, INC. News Release - October 24, 2006 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change

				September 2006 Compared to June 2006	September 2006 Compared to September 2005

	September 2006	June 2006	September 2005

Net income per share:
Basic
Income from continuing operations	$1.02	$1.11	$0.82	(8.1)%	24.4%
Income from discontinued operations	-	-	0.26	n/m	n/m

	$1.02	$1.11	$1.08	(8.1)	(5.6)

Diluted
Income from continuing operations	$1.00	$1.08	$0.75	(7.4)	33.3
Income from discontinued operations	-	-	0.24	n/m	n/m

	$1.00	$1.08	$0.99	(7.4)	1.0

Weighted average number of shares
outstanding:
Basic	141,229	140,247	111,682
Diluted	144,231	144,171	123,444

n/m - not meaningful

LEGG MASON, INC. News Release - October 24, 2006 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	For the Six Months Ended

	September 2006	September 2005	% Change

Operating Revenues:
Investment advisory fees:
Separate accounts	$729,470	$487,727	49.6%
Funds	980,805	263,832	271.8
Distribution and service fees	349,418	142,364	145.4
Other	9,212	10,151	(9.3)

Total operating revenues	2,068,905	904,074	128.8

Operating Expenses:
Compensation and benefits	739,069	401,719	84.0
Transaction-related compensation	8,773	-	n/m

Total compensation and benefits	747,842	401,719	86.2
Distribution and servicing	574,818	141,574	306.0
Communications and technology	80,160	28,497	181.3
Occupancy	44,280	15,209	191.1
Amortization of intangible assets	34,359	11,689	193.9
Litigation award settlement	-	(8,150)	n/m
Other	94,996	34,721	173.6

Total operating expenses	1,576,455	625,259	152.1

Operating Income	492,450	278,815	76.6

Other Income (Expense)
Interest income	28,918	21,704	33.2
Interest expense	(34,860)	(20,723)	68.2
Other	5,217	10,022	(47.9)

Total other income (expense)	(725)	11,003	n/m

Income from Continuing Operations before
Income Tax Provision and Minority Interests	491,725	289,818	69.7

Income tax provision	191,914	108,543	76.8

Income from Continuing Operations
before Minority Interests	299,811	181,275	65.4

Minority interests, net of tax	(100)	-	n/m

Income from Continuing Operations	299,711	181,275	65.3

Income from discontinued operations,
net of tax	-	52,536	n/m

Net Income	$299,711	$233,811	28.2

n/m - not meaningful

[continued on next page]

LEGG MASON, INC. News Release - October 24, 2006 Page 9

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	For the Six Months Ended

	September 2006	September 2005	% Change

Net income per common share:
Basic
Income from continuing operations	$2.13	$1.64	29.9%
Income from discontinued operations	-	0.48	n/m

	$2.13	$2.12	0.5

Diluted
Income from continuing operations	$2.08	$1.49	39.6
Income from discontinued operations	-	0.43	n/m

	$2.08	$1.92	8.3

Weighted average number of common
shares outstanding:
Basic	140,728	110,251
Diluted	144,208	122,804

n/m - not meaningful

LEGG MASON, INC. News Release - October 24, 2006 Page 10

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO NON-GAAP CASH INCOME FROM CONTINUING OPERATIONS
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

	September 2006	June 2006	September 2005	September 2006 Compared to June 2006	September 2006 Compared to September 2005

Income from Continuing Operations	$143,676	$156,035	$92,135	(7.9)%	55.9%

Amortization of intangible assets, net of tax	10,470	10,479	3,645	(0.1)	187.2
Deferred income taxes on intangible assets	30,742	30,739	6,973	-	340.9
Stock-based compensation, net of tax*	6,200	5,334	2,195	16.2	182.5

Cash Income from Continuing Operations	$191,088	$202,587	$104,948	(5.7)	82.1

Income from Continuing Operations per Diluted Share
	$1.00	$1.08	$0.75	(7.4)	33.3

Amortization of intangible assets	0.07	0.07	0.03	-	133.3
Deferred income taxes on intangible assets	0.21	0.21	0.06	-	250.0
Stock-based compensation	0.04	0.04	0.02	-	100.0

Cash Income per Diluted Share	$1.32	$1.40	$0.86	(5.7)	53.5

	For the Six Months Ended

	September 2006	September 2005	% Change

Income from Continuing Operations	$299,711	$181,275	65.3%

Amortization of intangible assets, net of tax	20,949	7,311	186.5
Deferred income taxes on intangible assets	61,481	13,943	340.9
Stock-based compensation, net of tax*	11,534	2,805	311.2

Cash Income from Continuing Operations	$393,675	$205,334	91.7

Income from Continuing Operations per
Diluted Share	$2.08	$1.49	39.6

Amortization of intangible assets	0.14	0.06	133.3
Deferred income taxes on intangible assets	0.43	0.12	258.3
Stock-based compensation	0.08	0.02	300.0

Cash Income per Diluted Share	$2.73	$1.69	61.5

*Stock-based compensation can generate tax benefits from market appreciation in excess of the related amounts expensed for financial statement purposes. Because these benefits are derived from the market appreciation of our stock, we believe they would inappropriately inflate cash income and therefore are excluded from the calculation.

LEGG MASON, INC. News Release - October 24, 2006 Page 11

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN FROM CONTINUING OPERATIONS
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				September 2006 Compared to June 2006	September 2006 Compared to September 2005
	September 2006	June 2006	September 2005

Operating Revenues, GAAP basis	$1,030,685	$1,038,220	$466,388	(0.7)%	121.0%

Less:
Distribution and servicing expense	294,267	280,551	72,728	4.9	304.6

Operating Revenues, as adjusted	$736,418	$757,669	$393,660	(2.8)	87.1

Income from Continuing Operations before Income Tax Provision and Minority Interests
	$238,742	$252,983	$147,707	(5.6)	61.6

Pre-tax profit margin, GAAP basis	23.2%	24.4%	31.7%
Pre-tax profit margin, as adjusted	32.4	33.4	37.5

	For the Six Months Ended

	September 2006	September 2005	% Change

Operating Revenues, GAAP basis	$2,068,905	$904,074	128.8%

Less:
Distribution and servicing expense	574,818	141,574	306.0

Operating Revenues, as adjusted	$1,494,087	$762,500	95.9

Income from Continuing Operations before Income Tax Provision and Minority Interests
	$491,725	$289,818	69.7

Pre-tax profit margin, GAAP basis	23.8%	32.1%
Pre-tax profit margin, as adjusted	32.9	38.0

LEGG MASON, INC. News Release - October 24, 2006 Page 12
LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	September 30,				June 30,

	2006	% of Total	2005	% of Total	2006	% of Total

By asset class:
Equity	$315.6	35.4	$158.8	38.0	$311.5	36.5
Fixed Income	440.8	49.5	251.6	60.1	420.7	49.2
Liquidity	135.0	15.1	8.1	1.9	122.5	14.3

Total	$891.4	100.0	$418.5	100.0	$854.7	100.0

By division:
Managed Investments	$355.7	39.9	$77.0	18.4	$338.1	39.6
Institutional	471.4	52.9	291.6	69.7	452.0	52.9
Wealth Management	64.3	7.2	49.9	11.9	64.6	7.5

Total	$891.4	100.0	$418.5	100.0	$854.7	100.0

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Three Months Ended			Six Months Ended		Twelve Months Ended

	September 30,		June 30,	September 30,		September 30,
	2006	2005	2006	2006	2005	2006

Beginning of period	$854.7	$399.2	$867.6	$867.6	$374.5	$418.5
Net client cash flows	16.4	14.0	(6.5)	9.9	30.3	15.2
Market appreciation (depreciation), net	20.3	6.2	(6.4)	13.9	14.6	36.2
Acquisitions (Dispositions), net	-	(0.9)	-	-	(0.9)	421.5

End of period	$891.4	$418.5	$854.7	$891.4	$418.5	$891.4